Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	don.washington@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the
Third Quarter of 2013

•	Sales declined by 5% as increased demand for heavy-duty truck products was more than offset by reduced demand from U.S. government markets in the Engine Products and Services segment

•	Segment profit margin declined to 10.7% in the third quarter from 12.9% a year ago reflecting lower volumes and a less profitable mix in the Engine Products and Services segment

•	GAAP EPS of $0.23 in the third quarter compared to $0.53 in the third quarter of 2012; before selected items, third quarter EPS declined to $0.53 from $0.81 a year ago

•	The deconsolidated operations of GST reported third-party sales of $53.2 million and operating income of $14.8 million or 27.8% of sales

CHARLOTTE, N.C., November 1, 2013 -- EnPro Industries (NYSE: NPO) today reported consolidated sales of $276.0 million in the third quarter of 2013, a 5% decrease from the third quarter of 2012 when sales were $291.7 million. The largest factor in the decline was a significant reduction in sales at the company’s Engine Products and Services segment, primarily because of decreased demand for parts and service from U.S. government markets. Sales were also slightly lower in the Engineered Products segment, but they improved in the Sealing Products segment as sales of heavy-duty truck parts increased. Excluding the contribution of a small acquisition and the favorable effect of foreign exchange, the company’s total sales declined by 7% in comparison to the third quarter of 2012.

Segment profits declined 22% to $29.4 million in the third quarter of 2013. Segment profit margins were 10.7% compared to 12.9% in the third quarter of 2012. The decline in profits and profit margins primarily reflects weak demand from U.S. government markets for higher margin aftermarket parts and service in the Engine Products and Services segment.

Net income in the third quarter of 2013 was $5.6 million, or $0.23 a share, compared to net income of $11.3 million, or $0.53 a share, in the third quarter of 2012.

Before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, and restructuring costs, net income declined by 24% to $13.0 million, or $0.53 a share, in the third quarter of 2013. In the third quarter of 2012, net income before selected items was $17.2 million, or $0.81 a share.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $36.0 million in the third quarter of 2013, a 19% decrease over the third quarter of 2012, when adjusted EBITDA was $44.5 million.

GST and its subsidiaries, which were deconsolidated effective June 5, 2010, when they entered a process to reach a permanent resolution of all current and future asbestos claims, reported third party sales of $53.2 million, about the same as in the third quarter of 2012. GST’s operating income improved to $14.8 million or 27.8% of sales in the third quarter of 2013. In the third quarter of 2012, operating income at GST was $11.9 million or 22.6% of sales.

Nine Months Results
Sales for the first nine months of 2013 were $868.7 million, a decrease of $36.2 million or 4% from the first nine months of 2012. Excluding the contribution of acquisitions, sales declined by 6% from the first nine months of 2012. The decline reflects broad-based softness across the company’s industrial markets, and lower completed contract engine revenues and reduced demand for engine parts and services from the company’s U.S. government markets.

Segment profits were $104.0 million in the first nine months of 2013, a decline of 12% from the same period in 2012. Segment profit margins decreased to 12.0% from 13.1% primarily because of lower volumes and a less favorable product mix. These factors were partially offset by better pricing and lower operating costs.

Adjusted EBITDA for the first nine months of 2013 was $120.6 million, about a 10% decrease from the comparable period of 2012 when adjusted EBITDA was $134.0 million.

Net income for the first nine months of the year was $22.2 million, or $0.96 a share, compared to net income of $35.3 million, or $1.64 a share, in the first nine months of 2012. Before selected items, net income in the first nine months of 2013 was $45.0 million, or $1.94 a share. This compares to net income before selected items of $53.4 million, or $2.48 a share in the first nine months of 2012.

A table attached to this press release shows the effect of selected items on the company’s results in the third quarters and first nine months of 2013 and 2012. All per share amounts are stated on a diluted basis.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended
	9/30/2013	9/30/2012		9/30/2013	9/30/2012	Change
Sales	$157.9	$152.4	4%	$470.4	$467.0	1%
EBITDA	$31.6	$31.6	--	$95.9	$90.8	6%
EBITDA Margin	20.0%	20.7%		20.4%	19.4%	6%
Segment Profit	$24.2	$23.6	3%	$73.2	$68.9
Segment Margin	15.3%	15.5%		15.6%	14.8%

Sealing Products segment sales increased by 4% in the third quarter of 2013 compared to the third quarter of 2012. Organic growth in the segment was about 2% with an additional 2% coming from the contribution of a small acquisition and favorable foreign exchange. Sales benefited from increased demand for Stemco products sold into North American heavy-duty truck markets; sales at the consolidated operations of the Garlock companies and the Technetics Group were about the same as in the third quarter of 2012.

The segment’s profits were about the same as the third quarter of 2012 and segment profit margins of 15.3% were slightly below the third quarter of 2012, when they were 15.5%.

The contribution of acquisitions resulted in a 4% increase in the segment’s sales in the first nine months of the year, compared to the first nine months of 2012. Excluding acquisitions and foreign exchange, sales declined about 3% from the comparable period in 2012, primarily reflecting softer semiconductor and construction markets. Segment profit margins improved to 15.6% in the first nine months of 2013 compared to 14.8% in the first nine months of 2012.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended
	9/30/2013	9/30/2012		9/30/2013	9/30/2012	Change
Sales	$84.1	$87.1	-3%	$271.0	$282.8	-4%
EBITDA	$8.7	$8.9	-2%	$34.3	$35.6	-4%
EBITDA Margin	10.3%	10.2%		12.7%	12.6%
Segment Profit	$2.9	$3.5	-17%	$17.3	$19.3	-10%
Segment Margin	3.4%	4.0%		6.4%	6.8%

Sales in the Engineered Products segment declined 3% from the third quarter of 2012. Excluding a benefit from foreign exchange, sales were 5% below the third quarter of last year. At GGB Bearing Technology sales were about the same as a year ago as better pricing and favorable foreign exchange helped to offset continued softness in GGB’s European automotive markets and lower demand in North America. At Compressor Products International (CPI), sales were down as demand from the business’ North American markets remained weak. Lower volumes at GGB and CPI and continued restructuring costs at CPI led to a 17% decrease in segment profits and a decline in segment profit margins to 3.4% from 4.0% a year ago.

For the first nine months of 2013, Engineered Products segment sales declined by 4% primarily because of weaker demand in most of the segment’s European and North American markets. Excluding the effect of foreign exchange, sales declined 5% from the first nine months of 2012. Lower volumes at both GGB and CPI and cost increases at GGB related to an ERP system implementation and a new product formulation reduced segment profits. Segment profit margins fell to 6.4% in the first nine months of 2013 compared to 6.8% in the first nine months of 2012.

Engine Products and Services Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended
	9/30/2013	9/30/2012		9/30/2013	9/30/2012	Change
Sales	$34.9	$53.1	-34%	$129.3	$157.2	-18%
EBITDA	$3.3	$11.1	-70%	$16.3	$32.2	-49%
EBITDA Margin	9.5%	20.9%		12.6%	20.5%
Segment Profit	$2.3	$10.4	-78%	$13.5	$30.0	-55%
Segment Margin	6.6%	19.6%		10.4%	19.1%

In the Engine Products and Services segment, sales were 34% below the third quarter of 2012 because of the combination of lower engine revenues and lower parts and service sales. In the third quarter of 2012, the segment recorded $6.2 million of completed contract engine revenue. No engine revenues were recorded under this method in the third quarter of 2013. Sequestration and a reduction in planned maintenance activities on U.S. Navy ships continued to reduce demand for parts and service in the segment.

Segment profits decreased to $2.3 million from $10.4 million in the third quarter of 2012, and segment profit margins fell to 6.6% from 19.6%. The decrease in margins primarily reflects lower volume and a less attractive product mix as parts and service sales, which carry significantly higher margins, declined.

The segment’s sales in the first nine months of 2013 were 18% below the first nine months of 2012, when the segment recorded higher new engine revenues, including $24.5 million recorded under the completed contract method. All engine revenues in the first nine months of 2013 were recorded under the percentage of completion method. Segment profits and profit margins were lower in the first nine months of 2013 as a result of a less profitable product mix as sales of parts and service declined, the effect of a low-margin engine refurbishment contract, and expenses related to an early retirement program.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Nine Months Ended
	9/30/2013	9/30/2012		9/30/2013	9/30/2012	Change
Third Party Sales	$53.2	$52.6	1%	$167.9	$167.1	--
EBITDA-A	$16.4	$13.3	23%	$48.9	$41.3	18%
EBITDA-A Margin	30.8%	25.3%		29.1%	24.7%
Operating Profit	$14.8	$11.9	24%	$44.1	$36.9	20%
Operating Profit Margin	27.8%	22.6%		26.3%	22.1%
Adjusted Net Income	$9.2	$8.8	5%	$29.1	$25.2	15%

Third party sales at the deconsolidated operations of GST and its subsidiaries increased slightly over the third quarter of 2012 reflecting modest increases in activity in Canada and Mexico and better pricing. Lower selling, general and administrative expenses increased operating profits and operating profit margins in the third quarter of 2013 compared to a year ago.

GST’s adjusted net income, which excludes intercompany interest income and expense associated with the asbestos claims resolution process, increased to $9.2 million. Asbestos-related expenses totaled $15.9 million in the third quarter of 2013, an increase of $8.0 million from the third quarter of 2012. These expenses grew as activity in relation to GST’s asbestos liability estimation trial increased. The trial took place over 17 days between July 22 and August 22.

GST’s sales in the first nine months of 2013 were about the same as in the first nine months of 2012, but lower operating costs led to improved operating profits and operating profit margins. GST’s asbestos-related expenses totaled $40.0 million for the first nine months of 2013.

Cash Flows
EnPro’s cash balance stood at $75.1 million at September 30, 2013 compared to $42.1 million at the end of the third quarter in 2012. GST finished the first nine months of 2013 with a cash and investment balance of $172.6 million dollars, compared with $143.8 million at the end of the third quarter of 2012.

Outlook
“In comparison to the fourth quarter of 2012, activity in certain of our European markets appears to be increasing modestly and demand at our businesses that serve certain original equipment markets in North America also appears to be slightly better than a year ago,” said Steve Macadam, president and chief executive officer of EnPro. “In our U.S. government markets, we expect demand for aftermarket parts and services to remain low. In this environment, we expect our total fourth quarter sales to be about the same as in the fourth quarter of 2012, but operating profits are likely to reflect a higher portion of our sales into original equipment markets, where margins tend to be lower. As a result of these factors, our segment profits may decline in comparison to the fourth quarter of last year.”

Conference Call and Webcast Information
EnPro will hold a conference call today, November 1, at 10:00 a.m. Eastern Time to discuss third quarter 2013 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 86859600. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC
Results for the third quarters and first nine months of 2013 and 2012 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for third quarters and first nine months of 2013 and 2012 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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